EXHIBIT 99.1

                                 AVAX Technologies, Inc.
                                 4520 Main Street, Suite 930
                                 Kansas City, MO 64111
                                 www.avax-tech.com

                                 Nasdaq SmallCap: AVXT


At AVAX Technologies:
Jeffrey M. Jonas, M.D.  David L. Tousley, C.P.A.   Ernest W. Yankee, Ph.D.
President & CEO         Chief Financial Officer    Exec.V.P.-Med. & Reg. Affairs
Phone (816) 960-1333    Phone (816) 960-1333       Phone (816) 960-1333
jmjonas@avax-tech.com   dtousley@avax-tech.com     eyankee@avax-tech.com

At The Financial Relations Board:
Paul Scheeler           Robb Kristopher            Alicia Nieva-Woodgate
General Information     Analyst Inquiries          Media Inquiries
Phone (312) 640-6742    Phone (312) 640-6669       Phone (212) 661-8030
pas@chi.frbd.com        rmk@chi.frbd.com           anw@ny.frbd.com

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 13, 1997

         AVAX STARTS PHASE II TRIAL OF O-VAX(TM) OVARIAN CANCER VACCINE
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    Latest Therapeutic Vaccine Based on Company's Core AC Vaccine Technology

Kansas City, Missouri, October 13, 1997 -- AVAX Technologies, Inc. (Nasdaq
SmallCap: AVXT) announced today it has initiated a Phase II clinical trial for O-Vax(TM), the Company's therapeutic vaccine for advanced ovarian cancer. The study's objective is to determine whether the vaccine induces an immune response in humans. In the first several patients, the results have been positive: all developed an immune response to their own cancer cells as measured by delayed-type hypersensitivity (DTH).

DTH is a measure of the function of T lymphocytes, which are considered critical to the immunologic destruction of cancer cells. In previous studies of the AC Vaccine in melanoma patients, there was a highly significant correlation between a positive DTH response and progression-free as well as overall survival.

These preliminary results were discussed with the Gynecologic Oncology Group
(GOG) in New Orleans in August, 1997. The GOG, the largest network of cancer centers, hospitals and doctors conducting clinical trials in gynecologic oncology funded by the National Cancer Institute (NCI), has expressed interest in sponsoring an expanded Phase II trial to be conducted in the near future.

                                     -more-

President and Chief Executive Officer Jeffrey M. Jonas, M.D., commented: "We are pleased to have started a Phase II trial for O-Vax. This demonstrates the Company's ability to apply the AC Vaccine technology to a second form of cancer. This study also demonstrates that the AC Vaccine technology can elicit an active immune response against ovarian cancer, previously only demonstrated against melanoma. This is an essential step in AVAX's development of a family of products for treating a variety of cancers and other life-threatening diseases, including ovarian cancer."

Leading Cancer Researcher Oversees Phase II Trial

The Phase II trial for O-Vax is being conducted by Dr. David Berd, a Clinical Oncologist and Professor of Medicine at Thomas Jefferson University (TJU) Cancer Center in Philadelphia. Dr. Berd is Chairman of the AVAX Scientific

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Advisory Board and the inventor of the AC Vaccine technology licensed and under development by AVAX.

Dr. Berd has conducted several Phase I/II physician-sponsored clinical trials for the treatment of malignant melanoma using the AC Vaccine at TJU over the past several years. The preparation of the vaccine involves removing tumor cells from the patient and modifying them with a small molecule, dinitrophenyl (DNP), which makes the cells more easily recognized by the immune system. The product, when administered to the same patient, is believed to stimulate the patient's T lymphocytes to prevent regrowth of the cancer.

The purpose of the ongoing melanoma research has been to determine whether such a treatment is effective for patients whose tumors have spread to lymph nodes. Following standard surgical removal of the tumors, patients were treated with the AC Vaccine on a monthly or weekly schedule. For ovarian cancer, tumor tissue is removed from the abdominal cavity. Following administration of chemotherapy, patients receive AC Vaccine. Investigators hope that the vaccine treatment will increase the conventional therapy cure rate for ovarian cancer from its current level of approximately 20%.

Previous Results of Phase I/II Trials of the AC Vaccine

In the June, 1997 issue of The Journal of Clinical Oncology, a leading cancer research publication, Dr. Berd reported the results of treatments on 62 melanoma patients with metastases in a single lymph node area (stage III) which showed that 36 were still alive after a median follow-up time of 55 months. These patients ranged in age from 26 to 79 years old. The projected 5-year relapse-free and overall survival rates for these patients were 45% and 58%, respectively.

Only relatively minor side effects, such as mild, temporary nausea or soreness and swelling at the site of application of the vaccine, have been witnessed to date. These mild side effects were almost entirely attributable to the cyclophosphamide or BCG adjuvants used in administering the vaccine. Based on the results from these Phase I/II trials, AVAX expects to initiate a multi-center Phase III trial in melanoma patients in the near future.

                                     -more-

Disease Demographics for Ovarian Cancer

Ovarian cancer accounts for approximately 4% of the nearly 600,000 new cases of cancer diagnosed annually among women in the U.S., according to the American Cancer Society, which estimates there will be 26,800 new cases and 14,200 deaths from the disease in 1997. The 5-year relative survival rate for ovarian cancer is 92% with early diagnosis and treatment, but only 24% of all cases are detected at the localized stage. Most patients present with more advanced cancer that has spread to the abdominal cavity.

Company and Product Technology Overview

O-Vax is one of several therapeutic vaccines for cancer based on the Company's core AC Vaccine technology. In addition to AC Vaccines for melanoma, ovarian and other cancers, AVAX also currently has under research and development two series of patented compounds -- Topoisomerase Inhibitors and Novel Anti-Estrogens -- which belong to classes of chemotherapeutic agents with clinically-proven anti-cancer capabilities.

AVAX Technologies is a development stage biopharmaceutical company which acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The Company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

Cautionary Statement

Statements in this news release that are not strictly historical, including statements as to plans and objectives, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although AVAX Technologies believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. Factors that could cause actual results to differ materially from AVAX Technologies' expectations include, among others, the Company's dependence on licenses and sponsored research agreements; the ability of the Company and others to clinically develop, manufacture and market the

Company's pharmaceutical products; government regulation and approval by the FDA of the Company's products for sale in the U.S.; the Company's ability to obtain additional financing needed for manufacturing, marketing and distribution of the Company's products; the Company's access to and the market's acceptance of new products; a limited public market for the Company's stock; possible price volatility and illiquidity of the Company's stock; as well as the risks, uncertainties, and other factors described in the Company's prospectus and other documents on file with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

          For additional information on AVAX Technologies at no charge, simply dial 1-800-PRO-INFO and enter the code "AVXT".

            Visit the AVAX Technologies website at: www.avax-tech.com

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